Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 28, 2012 (May 24, 2012 as to the effects of the retrospective presentation of separate consolidated and combined statements of comprehensive income as discussed in Note 2 and as to the corrections discussed in Notes 11 and 17) relating to the consolidated and combined financial statements of Xylem Inc. (which report expresses an unqualified opinion on the consolidated and combined financial statements and includes explanatory paragraphs describing that prior to October 31, 2011, the financial statements included expense allocations for certain corporate functions historically provided by ITT Corporation that may not be reflective of the actual expenses which would have been incurred had the Company operated as a separate entity apart from ITT Corporation and that the consolidated and combined financial statements have been retrospectively adjusted for the presentation of separate consolidated and combined statements of comprehensive income) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/	Deloitte & Touche LLP

Stamford, Connecticut

May 24, 2012